Exhibit 99.1

Information

For Immediate Release

LOCKHEED MARTIN ANNOUNCES THIRD QUARTER 2005 RESULTS

•	THIRD QUARTER NET EARNINGS UP 39% TO $427 MILLION; YEAR-TO-DATE NET EARNINGS UP 41% TO $1.3 BILLION

•	THIRD QUARTER EARNINGS PER SHARE UP 39% TO $0.96; YEAR-TO-DATE EARNINGS PER SHARE UP 41% TO $2.81

•	THIRD QUARTER NET SALES UP 9% TO $9.2 BILLION; YEAR-TO-DATE SALES UP 6% TO $27.0 BILLION

•	GENERATES $893 MILLION IN CASH FROM OPERATIONS IN THE THIRD QUARTER; $3.1 BILLION YEAR-TO-DATE AND INCREASES FULL YEAR 2005 OUTLOOK

•	INCREASES OUTLOOK FOR 2005 EARNINGS PER SHARE TO $3.85 - $3.95; PROVIDES OUTLOOK FOR 2006 EARNINGS PER SHARE OF $4.00 - $4.25

BETHESDA, Maryland, October 25, 2005 – Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2005 net earnings of $427 million ($0.96 per diluted share) compared to $307 million ($0.69 per diluted share) in 2004.

Net sales were $9.2 billion, a 9% increase over third quarter 2004 sales of $8.4 billion. Cash from operations for the third quarter of 2005 was $893 million.

“We have consistently driven operational performance to higher levels throughout each quarter this year, highlighted by strong growth in our net earnings,” said Bob Stevens, Chairman, President and CEO. “Additionally, every business segment has contributed to the enterprise-wide focus on improving the returns on our investment base. As a result, our return on invested capital is expected to exceed 15% in 2005.”

SUMMARY REPORTED RESULTS

The following table presents the Corporation’s results for the quarter and year-to-date periods on a GAAP basis:

REPORTED RESULTS

(In millions, except per share data)

	3rd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales	$9,201	$8,438	$26,984	$25,561

Operating profit
Segment operating profit	$856	$723	$2,483	$2,131
Unallocated corporate, net:
FAS/CAS pension adjustment	(155)	(148)	(466)	(446)
Unusual items	—	—	58	—
Other	5	(14)	25	(44)

	$706	$561	$2,100	$1,641

Net earnings	$427	$307	$1,257	$894

Diluted earnings per share	$0.96	$0.69	$2.81	$2.00

Cash from operations	$893	$1,039	$3,138	$2,835

OUTLOOK

The following tables and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

2005 OUTLOOK

(In millions, except per share data and percentages)

2005 Projections
	Current Update	July 2005
Net sales	$37,000 - $37,500	$36,500 - $38,000

Operating profit:
Segment operating profit	$3,350 - $3,400	$3,300 - $3,400
Unallocated corporate expense, net:
FAS/CAS pension adjustment	approx. (630)	approx. (630)
Unusual items	143	58
Other	12 – 37	(8) – 17

	$2,875 - $2,950	$2,725 - $2,825

Diluted earnings per share	$3.85 - $3.95	$3.60 - $3.75

Cash from operations	> $3,200	At least $3,000

Return on invested capital (ROIC)*	> 15.0%	> 14.0%

*	See “Non-GAAP Performance Measures” on page 11 for ROIC definition and calculation.

The increase in projected 2005 diluted earnings per share was primarily driven by an unusual gain of $0.12 per share from the sale of approximately 16 million shares of

Inmarsat stock. This stock sale was consummated in October, and the gain will be reflected in the Corporation’s fourth quarter results.

2006 OUTLOOK

(In millions, except per share data and percentages)

2006 Projection
Net sales	$38,000 - $39,500

Operating profit:
Segment operating profit	$3,500 - $3,650
Unallocated corporate expense, net:
FAS/CAS pension adjustment	approx. (450)
Unusual items	—
Stock compensation expense	approx. (100)
Other	25 – 50

$2,975 - $3,150

Diluted earnings per share	$4.00 - $4.25

Cash from operations	> $3,200

Return on invested capital (ROIC)*	> 15.0%

*	See “Non-GAAP Performance Measures” on page 11 for ROIC definition and calculation.

The outlook for 2006 operating profit and earnings per share assumes that the Corporation’s 2006 non-cash FAS/CAS pension adjustment will be calculated using a discount rate of 5.5%, and the actual return on plan assets in 2005 will be 5.5%. The 2006 non-cash FAS/CAS pension adjustment will not be finalized until year-end, consistent with the Corporation’s pension plan measurement date. The Corporation will update its 2006 outlook, as necessary, when it announces 2005 year-end financial results.

The projected 2006 operating profit includes estimated stock option expense as a result of the Corporation adopting FAS 123R “Share-Based Payment” prospectively on January 1, 2006. The projected 2006 stock compensation expense includes a combination of stock options and grants of other stock-based incentive awards.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures or other unusual activities until such transactions have been consummated.

YEAR-TO-DATE RESULTS

Net sales for the nine months ended September 30, 2005 were $27.0 billion, a 6% increase over the $25.6 billion recorded in the comparable 2004 period.

Net earnings for the nine months ended September 30, 2005 were $1.3 billion ($2.81 per share) compared to $894 million ($2.00 per share) in 2004. The 2005 results include the effects of three previously disclosed unusual items: an after-tax gain of $31 million ($0.07 per share) recognized in the first quarter from the sale of the Corporation’s Intelsat investment, an after-tax gain of $27 million ($0.06 per share) recognized in the second quarter related to the Corporation’s investment in Inmarsat, and an after-tax loss of $19 million ($0.04 per share) recognized in the first quarter related to an impairment in the value of a telecommunications satellite operated by a subsidiary. On a combined basis, these items increased 2005 net earnings by $39 million ($0.09 per share). No unusual items were recognized in the nine months ended September 30, 2004.

CASH FLOW AND LEVERAGE

Cash from operations for the quarter and nine months ended September 30, 2005 was $893 million and $3.1 billion. The Corporation continued to execute its balanced cash deployment strategy during the quarter and nine months ended September 30, 2005 as follows:

•	Repurchased 9.3 million of its common shares at a cost of $578 million in the quarter and 14.9 million of its common shares at a cost of $933 million during the nine month period;

•	Paid cash dividends of $110 million in the quarter and $332 million for the nine month period;

•	Made a discretionary prepayment of $450 million in the second quarter to pre-fund the majority of the anticipated 2006 funding requirements for the Corporation’s pension plan trust;

•	Paid $410 million in the first quarter to acquire The SYTEX Group, Inc. and STASYS Limited;

•	Made capital expenditures of $154 million in the quarter and $362 million during the nine month period; and

•	Retired $37 million of debt in advance of its maturity in the second quarter.

In September, the Corporation’s Board of Directors authorized the repurchase of up to an additional 45 million shares of its common stock, bringing the total shares authorized for repurchase to 88 million under the program. Through September 30, 2005, the Corporation has repurchased 41 million shares of its common stock under the program. The Board of Directors also authorized a 20% increase in the quarterly dividend from $0.25 to $0.30, effective for dividends payable on December 30, 2005.

In October, the Corporation paid approximately $150 million to acquire INSYS Group Limited and Coherent Technologies, Inc. The INSYS acquisition expands the Corporation’s commitment in the U.K. and both acquisitions align with the Corporation’s strategy of acquiring companies that supplement our competencies, offer access to new customers and provide appropriate financial returns to our shareholders.

The Corporation’s ratio of debt-to-total capitalization was 40% at the end of the third quarter compared to 42% at December 31, 2004. At September 30, 2005, the Corporation’s cash and short-term investments were $3.6 billion.

SEGMENT RESULTS

The Corporation operates in five principal business segments: Electronic Systems; Integrated Systems & Solutions (IS&S); Information & Technology Services (I&TS); Aeronautics; and Space Systems. The results of Electronic Systems, IS&S and I&TS have been aggregated and reported as the Systems & IT Group due to the common focus on information technology and systems integration and engineering solutions across these segments.

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate (expense) income, net.” See our 2004 Form 10-K for a description of “Unallocated corporate (expense) income, net,” including the FAS / CAS pension adjustment.

The following table presents the operating results of the Systems & IT Group, Aeronautics and Space Systems and reconciles these amounts to the Corporation’s consolidated financial results.

	3rd Quarter		Year-to-Date
($ millions)	2005	2004	2005	2004
Net sales
Systems & IT Group
Electronic Systems	$2,493	$2,279	$7,490	$6,619

Integrated Systems & Solutions	1,051	966	3,061	2,837
Information & Technology Services	989	991	2,832	2,761

Systems & IT Group	4,533	4,236	13,383	12,217

Aeronautics	2,987	2,767	8,632	8,783
Space Systems	1,681	1,435	4,969	4,561

Total net sales	$9,201	$8,438	$26,984	$25,561

Operating profit
Systems & IT Group
Electronic Systems	$264	$222	$791	$644
Integrated Systems & Solutions	92	90	269	251
Information & Technology Services	93	73	250	204

Systems & IT Group	449	385	1,310	1,099

Aeronautics	253	225	720	670
Space Systems	154	113	453	362

Segment operating profit	856	723	2,483	2,131

Unallocated corporate, net:	(150)	(162)	(383)	(490)

Total operating profit	$706	$561	$2,100	$1,641

The following discussion compares the operating results for the quarter and nine months ended September 30, 2005 to the same periods in 2004.

Systems & IT Group

($ millions, except percentages)

	3rd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales	$4,533	$4,236	$13,383	$12,217
Operating profit	$449	$385	$1,310	$1,099
Margin	9.9%	9.1%	9.8%	9.0%

Net sales for the Systems & IT Group increased by 7% for the quarter and 10% for the nine months ended September 30, 2005 from the 2004 periods. For the quarter, sales increased at Electronic Systems and Integrated Systems & Solutions and were comparable between periods at Information & Technology Services. Each of the business segments in the group reported sales growth during the nine month period.

In Electronic Systems, for both the quarter and year-to-date periods, the increases in sales were primarily attributable to higher sales volume in tactical and surface system programs at Maritime Systems & Sensors (MS2); in platform integration activities at Platform Training & Transportation Solutions (PT&TS); and in air defense and fire control programs at Missiles & Fire Control (M&FC). In IS&S, for both the quarter and year-to-date periods, the increases in sales were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities. For the quarter, I&TS’ sales were comparable to the prior period as higher volume in Information Technology was offset by decreased volume on NASA and Defense programs. For the nine month period, the increase in I&TS’ sales was primarily attributable to higher volume in Information Technology, which offset declines in NASA and Defense programs.

Operating profit for the Systems & IT Group increased by 17% for the quarter and 19% for the nine months ended September 30, 2005 compared to the 2004 periods. Each of the business segments in the group reported growth in operating profit during the three and nine month periods.

In Electronic Systems, for the quarter, the increase was primarily due to improved performance on simulation and training systems activities at PT&TS; radar and surface systems programs at MS2; and volume on air defense programs at M&FC. For the nine month period, the increase in Electronic Systems operating profit was mainly due to tactical missile program activities and improved performance on fire control and air defense programs at M&FC, improved performance on simulation and training programs at PT&TS and volume on surface systems programs at MS2. In IS&S, for both the quarter and year-to-date periods, the increases were primarily attributable to higher volume and performance related to intelligence, defense and information assurance activities. In I&TS, for both the quarter and year-to-date periods, the increases were due to higher volume and improved performance in Information Technology.

Aeronautics

($ millions, except percentages)

	3rd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales	$2,987	$2,767	$8,632	$8,783
Operating profit	$253	$225	$720	$670
Margin	8.5%	8.1%	8.3%	7.6%

Net sales for Aeronautics increased by 8% for the quarter and decreased by 2% for the nine months ended September 30, 2005 from the 2004 periods. The sales increase in the quarter is primarily due to growth of $215 million in Air Mobility as a result of increased C-130J deliveries and volume on other Air Mobility programs. For the nine month period, sales decreased by $150 million due to anticipated declines in Combat Aircraft, which more than offset growth in Air Mobility. Combat Aircraft sales decreased by $490 million for the nine month period primarily due to declines in F-16 volume, which more than offset higher F/A-22 and F-35 volume. The decrease in Combat Aircraft was partially offset by additional C-130J deliveries and higher volume on other Air Mobility programs, which contributed to sales growth in Air Mobility during the nine month period.

Segment operating profit increased by 12% for the quarter and 7% for the nine months ended September 30, 2005 from the 2004 periods. Air Mobility operating profit increased for the quarter and year-to-date periods mainly due to increased deliveries and improved performance on the C-130J program in 2005. In each period, Combat Aircraft operating profit declined due to decreased F-16 deliveries. For the nine months, reduced earnings on the F-35 development program were offset by increased volume and improved performance on F/A-22 and other Combat Aircraft programs.

Space Systems

($ millions, except percentages)

	3rd Quarter		Year-to-Date
	2005	2004	2005	2004
Net sales	$1,681	$1,435	$4,969	$4,561
Operating profit	$154	$113	$453	$362
Margin	9.2%	7.9%	9.1%	7.9%

Net sales for Space Systems increased by 17% for the quarter and by 9% for the nine months ended September 30, 2005 from the 2004 periods. In both periods, sales growth in Satellites and Strategic & Defensive Missile Systems (S&DMS) offset declines in Launch Services. The increases in Satellites were due to higher volume on government satellite programs that more than offset declines in commercial satellite activities. There were no commercial satellite deliveries in 2005. There were no commercial satellite deliveries in the third quarter of 2004 and two deliveries in the nine months ended September 30, 2004. The increases in S&DMS were attributable to the fleet ballistic missile and missile defense programs. In Launch Services, the decrease in the quarter was primarily attributable to lower volume on both the Titan program and NASA’s external tank program. During the nine month period, the decrease in Launch Services’ sales was mainly due to having three Atlas launches in 2005 compared to five launches in the comparable 2004 period.

Segment operating profit increased by 36% for the quarter and 25% for the nine months ended September 30, 2005, when compared to the 2004 periods. In both periods, operating profit increased in both Satellites and Launch Services. In Satellites, higher volume and improved performance on government satellite programs more than offset declines in commercial satellites. In Launch Services, the increases were attributable to improved performance on the Atlas and Proton launch vehicle programs.

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NEWS MEDIA CONTACT:	Tom Jurkowsky 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Mike Gabaly, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on October 25, 2005. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at:

http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to Department of Defense reviews, Congressional actions, budgetary constraints, cost-cutting initiatives, terrorist threats and homeland security); the impact of continued military operations in Iraq and Afghanistan and spending for disaster relief on funding for existing defense programs; the award or termination of contracts; return on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; performance issues with key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses, and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation or changes in accounting or tax rules, interpretations or pronouncements; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and environmental remediation efforts); the competitive environment for the Corporation’s products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s 2004 annual report on Form 10-K and the Corporation’s 2005 first and second quarter Form 10-Q’s, copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its earnings, sales and cash outlook by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide outlook at different intervals or to revise its practice in future periods. All information in this release is as of October 24, 2005. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation defines return on invested capital (ROIC) as net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt). The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations. The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also plans to use ROIC as a factor in evaluating management performance for annual incentive compensation purposes in 2005. ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance. The Corporation calculates ROIC as follows:

(In millions, except percentages)		2006 Outlook		2005 Outlook	2004 Actual
NET EARNINGS	}	COMBINED	}	COMBINED	$1,266
INTEREST EXPENSE (MULTIPLIED BY 65%) [1]					276
RETURN		> $ 2,020		> $ 1,965	$1,542

AVERAGE DEBT [2,4]	}	COMBINED	}	COMBINED	5,932
AVERAGE EQUITY [3,4]					7,015
AVERAGE INVESTED CAPITAL		< $ 13,465		< $ 13,100	$12,947
RETURN ON INVESTED CAPITAL		> 15.0%		> 15.0%	11.9%

1	Represents after-tax interest expense utilizing the federal statutory rate of 35%.
2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments for other comprehensive losses, primarily for the additional minimum pension liability.
4	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004
Net sales	$9,201	$8,438	$26,984	$25,561
Cost of sales	8,585	7,921	25,168	24,043

	616	517	1,816	1,518
Other income and expenses, net	90	44	284	123

Operating profit	706	561	2,100	1,641
Interest expense	93	109	277	323

Earnings before income taxes	613	452	1,823	1,318
Income tax expense	186	145	566	424

Net earnings	$427	$307	$1,257	$894

Effective tax rate	30.3%	32.1%	31.0%	32.2%

Earnings per common share:
Basic	$0.97	$0.69	$2.84	$2.02
Diluted	$0.96	$0.69	$2.81	$2.00

Average number of shares outstanding:
Basic	440.5	441.4	442.3	443.2
Diluted	445.8	445.9	447.9	446.8

Common shares outstanding:			433.6	443.0

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	THREE MONTHS ENDED SEPTEMBER 30,			NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	% Change	2005	2004	% Change
Net sales:
Systems & IT Group:
Electronic Systems	$2,493	$2,279		$7,490	$6,619
Integrated Systems & Solutions	1,051	966		3,061	2,837
Information & Technology Services	989	991		2,832	2,761

Systems & IT Group	4,533	4,236	7%	13,383	12,217	10%

Aeronautics	2,987	2,767	8%	8,632	8,783	(2)%
Space Systems	1,681	1,435	17%	4,969	4,561	9%

Total net sales	$9,201	$8,438	9%	$26,984	$25,561	6%

Operating profit:
Systems & IT Group:
Electronic Systems	$264	$222		$791	$644
Integrated Systems & Solutions	92	90		269	251
Information & Technology Services	93	73		250	204

Systems & IT Group	449	385	17%	1,310	1,099	19%

Aeronautics	253	225	12%	720	670	7%
Space Systems	154	113	36%	453	362	25%

Segment operating profit	856	723	18%	2,483	2,131	17%
Unallocated corporate expense, net [1]	(150)	(162)		(383)	(490)

Total operating profit	$706	$561	26%	$2,100	$1,641	28%

Segment margins:
Systems & IT Group:
Electronic Systems	10.6%	9.7%		10.6%	9.7%
Integrated Systems & Solutions	8.8%	9.3%		8.8%	8.8%
Information & Technology Services	9.4%	7.4%		8.8%	7.4%
Systems & IT Group	9.9%	9.1%		9.8%	9.0%

Aeronautics	8.5%	8.1%		8.3%	7.6%
Space Systems	9.2%	7.9%		9.1%	7.9%
					—
Total segments	9.3%	8.6%		9.2%	8.3%

[1]	“Unallocated corporate expense, net” includes the FAS/CAS pension adjustment, earnings and losses from equity investments, interest income, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, corporate costs not allocated to the operating segments and miscellaneous corporate activities.

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004
Summary of unallocated corporate expense, net
FAS/CAS pension adjustment	$(155)	$(148)	$(466)	$(446)
Items not considered in segment operating performance	—	—	58	—
Other, net	5	(14)	25	(44)

Unallocated corporate expense, net	$(150)	$(162)	$(383)	$(490)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004
FAS/CAS pension adjustment
FAS 87 expense	$(280)	$(222)	$(839)	$(665)
Less: CAS costs	(125)	(74)	(373)	(219)

FAS/CAS pension adjustment - expense	$(155)	$(148)	$(466)	$(446)

	THREE MONTHS ENDED SEPTEMBER 30, 2005			NINE MONTHS ENDED SEPTEMBER 30, 2005
	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share	Operating profit (loss)	Net earnings (loss)	Earnings (loss) per share
Unusual items
Gain on Intelsat sale	$—	$—	$—	$47	$31	$0.07
LMI impairment	—	—	—	(30)	(19)	(0.04)
Inmarsat gain	—	—	—	41	27	0.06

	$—	$—	$—	$58	$39	$0.09

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004
Depreciation and amortization of property, plant and equipment
Systems & IT Group:
Electronic Systems	$42	$41	$126	$121
Integrated Systems & Solutions	12	6	32	22
Information & Technology Services	3	11	10	36

Systems & IT Group	57	58	168	179
Aeronautics	33	24	93	70
Space Systems	34	40	97	98

Segments	124	122	358	347

Unallocated corporate expense, net	14	11	38	31

Total depreciation and amortization	$138	$133	$396	$378

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004	2005	2004
Amortization of purchased intangibles
Systems & IT Group:
Electronic Systems	$12	$12	$36	$35
Integrated Systems & Solutions	4	3	11	11
Information & Technology Services	5	4	14	11

Systems & IT Group	21	19	61	57
Aeronautics	12	12	37	38
Space Systems	2	2	6	6

Segments	35	33	104	101

Unallocated corporate expense, net	3	3	9	6

Total amortization of purchased intangibles	$38	$36	$113	$107

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	SEPTEMBER 30,	DECEMBER 31,
	2005	2004
Assets
Cash and cash equivalents	$3,140	$1,060
Short-term investments	426	396
Accounts receivable	4,440	4,094
Inventories	1,648	1,864
Other current assets	1,383	1,539

Total current assets	11,037	8,953

Property, plant and equipment, net	3,566	3,599
Investments in equity securities	320	812
Goodwill	8,299	7,892
Purchased intangibles, net	595	672
Prepaid pension asset	987	1,030
Other noncurrent assets	2,553	2,596

Total assets	$27,357	$25,554

Liabilities and Stockholders’ Equity
Accounts payable	$1,854	$1,726
Customer advances and amounts in excess of costs incurred	4,434	4,028
Other accrued expenses	3,038	2,797
Current maturities of long-term debt	208	15

Total current liabilities	9,534	8,566

Long-term debt	4,874	5,104
Accrued pension liabilities	1,933	1,660
Post-retirement and other noncurrent liabilities	3,283	3,203
Stockholders’ equity	7,733	7,021

Total liabilities and stockholders’ equity	$27,357	$25,554

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	NINE MONTHS ENDED SEPTEMBER 30,
	2005	2004
Operating Activities
Net earnings	$1,257	$894
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	396	378
Amortization of purchased intangibles	113	107
Changes in operating assets and liabilities:
Receivables	(283)	165
Inventories	214	693
Accounts payable	115	113
Customer advances and amounts in excess of costs incurred	406	(157)
Other	920	642

Net cash provided by operating activities	3,138	2,835

Investing Activities
Expenditures for property, plant and equipment	(362)	(393)
(Purchase) sale of short-term investments, net	(30)	153
Acquisitions of businesses / investments in affiliated companies	(416)	—
Divestitures and other activities	806	15
Other	1	25

Net cash used for investing activities	(1)	(200)

Financing Activities
Repayments related to long-term debt	(39)	(137)
Common stock activity, net	(686)	(391)
Common stock dividends	(332)	(294)

Net cash used for financing activities	(1,057)	(822)

Net increase in cash and cash equivalents	2,080	1,813
Cash and cash equivalents at beginning of period	1,060	1,010

Cash and cash equivalents at end of period	$3,140	$2,823

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2005	$438	$2,223	$5,915	$(23)	$(1,532)	$7,021
Net earnings			1,257			1,257
Common stock dividends			(332)			(332)
Common stock activity, net	(4)	(373)		7		(370)
Other comprehensive income					157	157

Balance at September 30, 2005	$434	$1,850	$6,840	$(16)	$(1,375)	$7,733

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions)

	SEPTEMBER 30, 2005	DECEMBER 31, 2004
Backlog
Systems & IT Group:
Electronic Systems	$20,070	$18,239
Integrated Systems & Solutions	4,619	4,586
Information & Technology Services	4,784	4,560

Systems & IT Group	29,473	27,385

Aeronautics	24,374	30,489
Space Systems	15,218	16,112

Total	$69,065	$73,986